Exhibit 99

Eaton Reports Fourth Quarter Net Income Of $.98 Per Share

Operating Cash Flow A Quarterly Record Of $624 Million

For Full Year 2008, Achieved Record Sales And Net Income

Employment Reductions To Lower Year-Over-Year Costs By $165 Million In 2009

CLEVELAND--(BUSINESS WIRE)--January 26, 2009--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $.98 for the fourth quarter of 2008, a decrease of 43 percent from net income per share of $1.71 in the fourth quarter of 2007. Sales in the quarter were $3.5 billion, 3 percent above the same period in 2007. Net income was $163 million compared to $256 million in 2007, a reduction of 36 percent.

Net income in both periods included charges related to acquisition integration. Before acquisition integration charges, operating earnings per share in the fourth quarter of 2008 were $1.08 compared to $1.79 per share in the fourth quarter of 2007, a decrease of 40 percent. Operating earnings for the fourth quarter of 2008 were $180 million compared to $269 million in 2007, a reduction of 33 percent.

Sales growth in the fourth quarter of 3 percent consisted of 13 percent growth from acquisitions, offset by a 6 percent decline from lower exchange rates and a 4 percent decline in organic growth. End markets in the fourth quarter declined by 6 percent.

For the full year 2008, sales were a record $15.4 billion, 18 percent above 2007. Net income was a record $1.06 billion, an increase of 6 percent over 2007, and net income per share was $6.52, 1 percent less than in 2007. Operating earnings in 2008 totaled $1.11 billion versus $1.04 billion in 2007, an increase of 7 percent. Operating earnings per share for 2008 were $6.83, 1 percent lower than in 2007.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, “Despite weaker-than-expected conditions in our end markets, we were able to generate earnings per share in the fourth quarter at the high end of our most recent guidance. Our markets turned down sharply in the fourth quarter, dropping 6 percent from the fourth quarter of 2007 versus our expectations in mid-December of a decline of between 3 and 4 percent.

“Looking at 2008 as a whole, our operating earnings grew to a new record, while our operating earnings per share were about the same as in 2007,” said Cutler. “We achieved a fundamental repositioning of the company in 2008, as seen by the fact that in the second half of 2008 our Electrical, Hydraulics and Aerospace businesses earned almost 90 percent of our segment profits. Our operating cash flow of $624 million in the fourth quarter was a quarterly record, further demonstrating the strength of our mix of businesses. With our strong cash flow, we were able to reduce our commercial paper outstanding at year end to $767 million and end the quarter with $530 million of cash and short-term investments.

“So far in 2009, our markets have continued to decline,” said Cutler. “We anticipate that our markets will decline through at least the second, and possibly the third, quarter. We estimate our markets for all of 2009 will decline by between 7 and 8 percent. We expect to outgrow our end markets in 2009 by approximately $300 million, and we also expect to record approximately $400 million of growth from the full-year impact of the six acquisitions we completed in 2008. These increases are expected to be offset by a decline in foreign currencies of 6 percent. As a result, we anticipate our revenues in 2009 will likely decline by 8 percent compared to 2008.

“We took significant employee reduction actions in 2008 in anticipation of the severe downturn, and in January we have taken further actions,” said Cutler. “The continued decline in our end markets in early 2009 unfortunately necessitated that we reduce our workforce even further than we originally anticipated. The employee reductions in 2008 and 2009 total about 10 percent of our full-time workforce. Net of $110 million of severance costs to be incurred in the first quarter of 2009, we anticipate a year-over-year pretax earnings increase in 2009 of $165 million from the actions. In 2010, we expect an additional year-over-year pretax earnings increase of $125 million.

“In addition, there will be further savings from ongoing acquisition integration activities in 2009,” said Cutler. “We anticipate the savings from the two largest acquisitions, Moeller and Phoenixtec, to add $0.30 per share to our 2009 after-tax earnings.

“We will be changing our reporting in 2009, dividing our Electrical business into two segments,” said Cutler. “The segments will be based on geography with one segment focused on the Americas and the other on the rest of the world.

“Forecasting earnings in 2009 is particularly complicated in light of the uncertain global economic environment,” said Cutler. “Looking at the first quarter of 2009, our revenues will be impacted by plant shutdowns implemented by many of our hydraulics, truck, and automotive customers late in the fourth quarter of 2008, which in many cases are extending into the middle of the first quarter of 2009. These shutdowns will lower revenues in the first quarter of 2009 compared to the fourth quarter of 2008. As a result of these shutdowns, combined with the impact of the $110 million of severance costs associated with the employee reductions we have taken in January, we anticipate earnings in the first quarter will be the weakest quarter by far of 2009. We now estimate that first quarter operating earnings per share, which exclude an estimated $0.15 of charges to integrate our recent acquisitions, will likely be about breakeven. For the full year 2009, we estimate that operating earnings per share, which exclude an estimated $0.40 of charges to integrate our recent acquisitions, will be between $4.20 and $5.20.”

Business Segment Results

Fourth quarter sales for the Electrical segment were $1.7 billion, up 34 percent over 2007. Operating profits in the fourth quarter were $194 million. Operating profits before acquisition integration charges were $217 million, up 29 percent over results in 2007.

“End markets for our electrical business grew about 1 percent during the fourth quarter, a slowdown from the 4 percent growth in the third quarter, and our orders in the fourth quarter declined by 5 percent,” said Cutler. “Nonresidential construction spending in the United States held up well in the fourth quarter of 2008, but we expect it to begin to decline by the second quarter of 2009. Overall for 2009, we expect our markets to decline by approximately 5 percent, with the U.S. market declining by 7 percent and non-U.S. markets declining by 4 percent.

In the Hydraulics segment, fourth quarter sales were $533 million, 11 percent lower than the fourth quarter of 2007. Hydraulics markets in the fourth quarter declined 8 percent compared to the same period in 2007, with U.S. markets down 9 percent and non-U.S. markets down just under 8 percent.

Operating profits in the fourth quarter were $44 million. Operating profits before acquisition integration charges were $46 million, down 37 percent compared to a year earlier.

“The global hydraulics market declined markedly in the fourth quarter led by steep production cutbacks from customers around the world,” said Cutler. “For 2009, we anticipate a sharp contraction, with our global markets down on the order of 16 percent. Markets in the U.S. are expected to be down nearly 20 percent and non-U.S. markets are expected to decline by 11 percent.

“We were pleased to be selected by United Parcel Service to supply series hydraulic hybrid vehicles for use in package delivery applications,” said Cutler. “As is the case with our hybrid electric applications in our Truck business, the series hydraulic hybrid vehicle offers significant improvement in fuel economy and emissions.”

The Aerospace segment posted fourth quarter sales of $446 million, an increase of 6 percent over the fourth quarter of 2007. Aerospace markets in the fourth quarter declined by 4 percent. U.S. markets declined by 9 percent, driven by the reduction in new plane deliveries at Boeing as a result of the strike, while non-U.S. markets grew 7 percent.

Operating profits in the fourth quarter were $76 million. Excluding acquisition integration charges, operating profits were $79 million, a 6 percent decline from the fourth quarter of 2007.

“We were very pleased with the performance of our Aerospace business in the fourth quarter,” said Cutler. “Despite the inefficiencies we incurred as a result of the Boeing strike, we earned a 17.7 percent operating margin, the highest quarterly margin of 2008.

“For 2009, growth in our aerospace markets is expected to be about 2 percent,” said Cutler. “U.S. markets are expected to grow by 4 percent, while non-U.S. markets are expected to decline by 3 percent.

“During the quarter, we were pleased to win two contracts from Rolls Royce for the Trent XWB engine for the Airbus A350 program,” said Cutler. “Over the 40-year life of the program, we anticipate revenues of $750 million from the new contracts.”

The Truck segment posted sales of $439 million in the fourth quarter, down 17 percent compared to 2007. Truck markets in the fourth quarter declined 10 percent, with U.S. markets down 5 percent and non-U.S. markets down 16 percent. Operating profits were $41 million, a decline of 49 percent compared to the fourth quarter of 2007.

“Fourth quarter production of NAFTA heavy-duty trucks totaled 46,000, about 10 percent lower than in the third quarter,” said Cutler. “We expect NAFTA heavy duty truck production in 2009 to be about 155,000 units, as the economic downturn and lack of financing limit the desire of truck buyers to purchase additional trucks in advance of the emissions law change on January 1, 2010. We also expect weakness in our non-U.S. markets, with an expected decline of about 10 percent in 2009.

“We were pleased to win two significant orders in the fourth quarter,” said Cutler. “We won an order to supply hybrid electric transmissions for buses in China, and we won a contract to supply transmissions for the Tata Motors World Truck program.”

The Automotive segment posted fourth quarter sales of $333 million, down 37 percent from the comparable quarter of 2007. Automotive unit production in the fourth quarter declined by 24 percent, with U.S. markets down by 26 percent and non-U.S. markets down by 22 percent. Operating profits in the fourth quarter were a loss of $56 million.

“Automotive markets dropped precipitously around the world over the course of the fourth quarter,” said Cutler. “The sudden drop in volume created significant inefficiencies in our business and necessitated significant reductions in personnel. In addition, we took action in the fourth quarter to close our Massa, Italy, valve actuation plant, which resulted in a charge in the fourth quarter of $27 million. Offsetting this charge was a fourth quarter income tax benefit of $24 million resulting from incentives provided by the locations to which some of the Massa operations were transferred.

“Looking at 2009, we anticipate a difficult year, with global auto production likely to drop by about 14 percent compared to 2008,” said Cutler. “Overall 2009 production levels are likely to be very similar to the volume level experienced in the fourth quarter.”

Eaton Corporation is a diversified power management company with 2008 sales of $15.4 billion. Eaton is a global technology leader in electrical components and systems for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 75,000 employees and sells products to customers in more than 150 countries. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its fourth quarter results is available to all interested parties as a live audio webcast today at 10 a.m. Eastern time via the microphone on the right side of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the Web site prior to the call will be a presentation on fourth quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning the first quarter 2009 and full year 2009 net income per share and operating earnings per share, full year 2009 revenues, our worldwide markets, our growth in relation to end markets, our growth from acquisitions, the benefits due to employee reduction actions, and estimated savings from acquisition integration. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; the impact of acquisitions and divestitures; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in currency exchange rates; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months and year ended December 31, 2008 and 2007 are available on the company’s Web site, www.eaton.com.

EATON CORPORATION
COMPARATIVE FINANCIAL SUMMARY

	Three months ended		Year ended
(Millions except for per share data)	December 31		December 31
	2008	2007	2008	2007
Continuing operations
Net sales	$3,487	$3,374	$15,376	$13,033
Income before income taxes	134	259	1,128	1,041
Income after income taxes	$163	$252	$1,055	$959
Income from discontinued operations		4	3	35
Net income	$163	$256	$1,058	$994

Net income per Common Share assuming dilution
Continuing operations	$.98	$1.67	$6.50	$6.38
Discontinued operations		.04	.02	.24
	$.98	$1.71	$6.52	$6.62
Average number of Common Shares outstanding assuming dilution	166.6	150.5	162.3	150.3

Net income per Common Share basic
Continuing operations	$.98	$1.71	$6.58	$6.51
Discontinued operations		.03	.02	.24
	$.98	$1.74	$6.60	$6.75
Average number of Common Shares outstanding basic	165.8	147.2	160.2	147.3

Cash dividends paid per Common Share	$.50	$.43	$2.00	$1.72

Reconciliation of net income to operating earnings
Net income	$163	$256	$1,058	$994
Excluding acquisition integration charges (after-tax)	17	13	51	42
Operating earnings	$180	$269	$1,109	$1,036

Net income per Common Share assuming dilution	$.98	$1.71	$6.52	$6.62
Per share impact of acquisition integration charges (after-tax)	.10	.08	.31	.28
Operating earnings per Common Share	$1.08	$1.79	$6.83	$6.90

See accompanying notes.

EATON CORPORATION
STATEMENTS OF CONSOLIDATED INCOME

	Three months ended		Year ended
(Millions except for per share data)	December 31		December 31
	2008	2007	2008	2007
Net sales	$3,487	$3,374	$15,376	$13,033

Cost of products sold	2,626	2,428	11,191	9,382
Selling & administrative expense	598	574	2,513	2,139
Research & development expense	100	84	417	335
Interest expense-net	38	39	157	147
Contribution to Eaton Charitable Fund				16
Other (income) expense-net	(9)	(10)	(30)	(27)
Income from continuing operations before income taxes	134	259	1,128	1,041
Income taxes	(29)	7	73	82
Income from continuing operations	163	252	1,055	959
Income from discontinued operations		4	3	35
Net income	$163	$256	$1,058	$994

Net income per Common Share assuming dilution
Continuing operations	$.98	$1.67	$6.50	$6.38
Discontinued operations		.04	.02	.24
	$.98	$1.71	$6.52	$6.62
Average number of Common Shares outstanding assuming dilution	166.6	150.5	162.3	150.3

Net income per Common Share basic
Continuing operations	$.98	$1.71	$6.58	$6.51
Discontinued operations		.03	.02	.24
	$.98	$1.74	$6.60	$6.75
Average number of Common Shares outstanding basic	165.8	147.2	160.2	147.3

Cash dividends paid per Common Share	$.50	$.43	$2.00	$1.72

See accompanying notes.

EATON CORPORATION
BUSINESS SEGMENT INFORMATION

	Three months ended		Year ended
(Millions)	December 31		December 31
	2008	2007	2008	2007
Net sales
Electrical	$1,736	$1,296	$6,920	$4,759
Hydraulics	533	601	2,523	2,391
Aerospace	446	419	1,811	1,594
Truck	439	532	2,251	2,147
Automotive	333	526	1,871	2,142
	$3,487	$3,374	$15,376	$13,033

Operating profit
Electrical	$194	$164	$863	$579
Hydraulics	44	70	285	265
Aerospace	76	72	283	233
Truck	41	80	315	357
Automotive	(56)	51	59	234

Corporate
Amortization of intangible assets	(52)	(25)	(161)	(79)
Interest expense-net	(38)	(39)	(157)	(147)
Minority interest	(2)	(5)	(12)	(14)
Pension & other postretirement benefit expense	(32)	(41)	(141)	(164)
Stock option expense	(7)	(8)	(29)	(30)
Contribution to Eaton Charitable Fund				(16)
Other corporate expense–net	(34)	(60)	(177)	(177)
Income from continuing operations before income taxes	134	259	1,128	1,041
Income taxes	(29)	7	73	82
Income from continuing operations	163	252	1,055	959
Income from discontinued operations		4	3	35
Net income	$163	$256	$1,058	$994

See accompanying notes.

EATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31
(Millions)	2008	2007

ASSETS
Current assets
Cash	$188	$142
Short-term investments	342	504
Accounts receivable	2,295	2,208
Inventories	1,554	1,483
Deferred income taxes & other current assets	416	430
	4,795	4,767

Property, plant & equipment-net	2,639	2,333
Goodwill	5,232	3,982
Other intangible assets	2,518	1,557
Deferred income taxes & other assets	1,471	791
	$16,655	$13,430

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Short-term debt	$812	$825
Current portion of long-term debt	269	160
Accounts payable	1,121	1,170
Accrued compensation	297	355
Other current liabilities	1,246	1,149
	3,745	3,659

Long-term debt	3,190	2,432
Pension liabilities	1,650	681
Other postretirement liabilities	703	772
Other long-term liabilities & deferred income taxes	1,050	714
Shareholders' equity	6,317	5,172
	$16,655	$13,430

See accompanying notes.

EATON CORPORATION

NOTES TO THE FOURTH QUARTER 2008 EARNINGS RELEASE

Millions of dollars unless indicated otherwise (per share data assume dilution)

Acquisitions of Businesses and Joint Ventures

In 2008 and 2007, Eaton acquired certain businesses and entered into joint ventures in separate transactions. The Statements of Consolidated Income include the results of these businesses from the effective dates of acquisition. A summary of these transactions follows:

Acquired business and joint ventures	Date of acquisition	Business segment	Annual sales
Integ Holding Limited	October 2,	Hydraulics	$52 for 2007
A U.K.-based manufacturer of screw-in	2008
cartridge valves, custom-engineered hydraulic
valves and manifold systems

Nittan Global Tech Co. Ltd.	Operational	Automotive	New joint
A new joint venture to manage the global design,	October 1,		venture
manufacture and supply of engine valves and	2008
valve actuation products to Japanese and Korean
automobile and engine manufacturers

Engine Valves Business of Kirloskar Oil Engines Ltd.	July 31, 2008	Automotive	$5 for 2007
An India-based designer, manufacturer and
distributor of intake and exhaust valves for diesel
and gasoline engines

PK Electronics	July 31, 2008	Electrical	$9 for 2007
A Belgium-based distributor and service provider
of single phase and three-phase uninterruptible
power supply (UPS) systems

The Moeller Group	April 4, 2008	Electrical	€1.02 billion for
A Germany-based supplier of electrical			2007
components for commercial and residential
building applications and industrial controls for
industrial equipment applications

Balmen Electronic, S.L.	March 31,	Electrical	$6 for 2007
A Spain-based distributor and service provider	2008
of uninterruptible power supply (UPS) systems

Phoenixtec Power Company Ltd.	February 26,	Electrical	$515 for 2007
A Taiwan-based manufacturer of single and	2008
three-phase uninterruptible power supply (UPS)
Systems

Arrow Hose & Tubing Inc.	November 8,	Hydraulics	$12 for 2006
A Canada-based manufacturer of thermoplastic	2007
hose and tubing for the industrial, food and
beverage, and agricultural markets

MGE small systems UPS business from	October 31,	Electrical	$245 for the
Schneider Electric	2007		year ended
A France-based global provider of power quality			Sept. 30, 2007
solutions including uninterruptible power supply
(UPS) systems, power distribution units, static
transfer switches and surge suppressors

Babco Electric Group	October 19,	Electrical	$11 for the
A Canada-based manufacturer of specialty low-	2007		year ended
and medium-voltage switchgear and electrical			April 30, 2007
housings for use in the Canadian oil and gas
industry and other harsh environments

Pulizzi Engineering	June 19, 2007	Electrical	$12 for 2006
A U.S. manufacturer of alternating current (AC)
power distribution, AC power sequencing,
redundant power and remote-reboot power
management systems

Technology and related assets of SMC Electrical	May 18, 2007	Electrical	None
Products, Inc.’s industrial medium-voltage adjustable
frequency drive business

Fuel components division of Saturn Electronics &	May 2, 2007	Automotive	$28 for 2006
Engineering, Inc.
A U.S. designer and manufacturer of fuel
containment and shutoff valves, emissions
control valves and specialty actuators

Aphel Technologies Limited	April 5, 2007	Electrical	$12 for 2006
A U.K.-based global supplier of high density,
fault-tolerant power distribution solutions for
datacenters, technical offices, laboratories and
retail environments

Argo-Tech Corporation	March 16,	Aerospace	$206 for 2006
A U.S.-based manufacturer of high-performance	2007
aerospace engine fuel pumps and systems,
airframe fuel pumps and systems, and ground
fueling systems for commercial and military
aerospace markets

Power Protection Business of Power Products Ltd.	February 7,	Electrical	$3 for 2006
A Czech Republic distributor and service provider	2007
of Powerware® products and other
uninterruptible power supply (UPS) systems

Acquisition Integration Charges

In 2008 and 2007, Eaton incurred charges related to the integration of acquired businesses. These charges, which consisted of plant consolidations and integration, were recorded as expense as incurred. A summary of these charges follows:

	Three months ended December 31
	Acquisition				Operating profit
	integration		Operating profit		before acquisition
	charges		as reported		integration charges
	2008	2007	2008	2007	2008	2007

Electrical	$23	$4	$194	$164	$217	$168
Hydraulics	2	3	44	70	46	73
Aerospace	3	12	76	72	79	84
Truck			41	80	41	80
Automotive			(56)	51	(56)	51
Corporate	(2)
	$26	$19	$299	$437	$327	$456
After-tax charges	$17	$13
Per Common Share	$.10	$.08

	Year ended December 31
	Acquisition				Operating profit
	integration		Operating profit		before acquisition
	charges		as reported		integration charges
	2008	2007	2008	2007	2008	2007

Electrical	$47	$12	$863	$579	$910	$591
Hydraulics	6	12	285	265	291	277
Aerospace	20	39	283	233	303	272
Truck			315	357	315	357
Automotive	3	1	59	234	62	235
Corporate	1
	$77	$64	$1,805	$1,668	$1,881	$1,732
After-tax charges	$51	$42
Per Common Share	$.31	$.28

Charges in 2008 were related primarily to the integration of the following acquisitions: in the Electrical segment, Moeller, Phoenixtec, the MGE small systems UPS business, Babco and Senyuan; in the Hydraulics segment, Arrow, Ronningen-Petter, Synflex and Hayward; in the Aerospace segment, Argo-Tech, PerkinElmer and Cobham; and in the Automotive segment, Saturn and the engine valve business of Kirloskar Oil Engines Ltd.

Charges in 2007 were related primarily to the integration of the following acquisitions: in the Electrical segment, the MGE small systems UPS business, Schreder-Hazemeyer, Senyuan and Powerware; in the Hydraulics segment, Synflex, Hayward and Walterscheid; and in the Aerospace segment, Argo-Tech, PerkinElmer and Cobham; and in the Automotive segment, Saturn and Tractech.

The acquisition integration charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Plant Closing Charges

On October 20, 2008, Eaton announced the closure of its automotive engine valve lifters manufacturing plant in Massa, Italy. There were 350 employees affected by the closure decision. The action was taken to better align manufacturing capacity with future industry demand and to improve the competitive position of the valve actuation business. Aggregate pretax charges associated with this closure were $27, which were recognized in the fourth quarter of 2008, when management approved this action. These costs, which consisted of charges of $17 for severance, $7 for the write-down of assets and $3 for other costs, reduced operating profit of the Automotive segment.

Income Taxes

The effective income tax rates for continuing operations for the fourth quarter and full year 2008 were (22.0)% and 6.4%, respectively, compared to 3.0% and 7.9% for the same periods in 2007. The income tax rate for the fourth quarter of 2008 was favorably affected by $24 of incentives provided by the locations to which some of the Massa, Italy operations were transferred; the reinstitution in the fourth quarter of 2008 of the United States research and experimentation credit; and additional benefits from actions taken to consolidate various legal entities that began in the second quarter of 2008.

Discontinued Operations

In the third quarter of 2007, Eaton sold the Mirror Controls Division of the Automotive segment for $111, resulting in a $20 after-tax gain, or $.12 per Common Share. The gain on the sale of this business and other operating results are reported as Discontinued operations in the Statements of Consolidated Income.

Reconciliation of Financial Measures

This earnings release discloses operating earnings, operating earnings per Common Share, and operating profit before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

CONTACT:
Eaton Corporation
Kelly Jasko, 216-523-5304
kellymjasko@eaton.com
or
William Hartman, 216-523-4501